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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO HIGH INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco High Income Trust II (the "Fund") was held on August 26, 2016. The Meeting was held for the following purpose:

(1). Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                                Votes    Votes
               Matter                            For    Withheld
               ------                         --------- ---------
               (1). Albert R. Dowden......... 5,532,998 1,485,076
                    Eli Jones................ 5,531,299 1,486,775
                    Prema Mathai-Davis....... 5,513,635 1,504,439
                    Raymond Stickel, Jr...... 5,562,228 1,455,846